Exhibit 99.1

For Immediate Release

Insituform Technologies, Inc. Enters into
New $500 Million Credit Facility

ST. LOUIS, MO, September 1, 2011 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) (“Insituform” or the “Company”) today announced that it has entered into a new $500 million credit facility with a syndicate of banks, with Bank of America, N.A. serving as the administrative agent and JPMorgan Chase Bank, N.A. serving as the syndication agent.  The credit facility consists of a $250 million five-year revolving credit line and a $250 million five-year term loan facility.  The entire amount of the term loan was drawn by the Company on August 31, 2011 for the following purposes: (1) to pay the $115.8 million cash purchase price of the Company’s acquisition of the North American business of Fyfe Group, LLC, which transaction closed on August 31, 2011; (2) to retire $52.5 million in indebtedness outstanding under the Company’s prior credit facility; (3) to redeem the Company’s $65.0 million, 6.54% Senior Notes, due April 2013, and pay the associated $5.6 million make-whole payment due in connection with the redemption of the Senior Notes; and (4) to fund expenses associated with the new credit facility and the Fyfe North America transaction.  This new facility replaces the Company’s existing $115 million facility.

Merrill Lynch Pierce Fenner & Smith Incorporated and JPMorgan Securities LLC acted as joint lead arrangers and joint book managers in the syndication of the credit facility.  In addition to Bank of America and JPMorgan Chase Bank, the participating banks in the syndicate are Fifth Third Bank, Regions Bank, US Bank, PNC Bank, BBVA Compass, KeyBank, Bank of the West, Associated Bank, HSBC Bank USA, Branch Banking and Trust Company, Comerica Bank, National Bank of Kuwait and Stifel Bank and Trust.

Generally, interest will be charged on the principal amounts outstanding under the credit facility at the British Bankers Association LIBOR rate plus an applicable rate ranging from 1.50% to 2.50% depending on the Company’s consolidated leverage ratio.  The Company also can opt for an interest rate equal to a base rate (as defined in the credit documents) plus an applicable rate, which also is based on the Company’s consolidated leverage ratio.  The applicable LIBOR borrowing rate (LIBOR plus Company’s applicable rate) as of August 31, 2011 was approximately 2.58%.

The credit facility includes a provision permitting the Company, by notice to Bank of America, N.A., as administrative agent, to increase either the revolving credit line or the term loan with additional commitments of up to $125 million from either the existing lending banks or additional financial institutions.

David Martin, Senior Vice President and Chief Financial Officer, said “We are pleased by the enthusiasm shown by the participating banks in bringing this credit facility to fruition and are gratified by the confidence that our banks have shown in our company, our acquisition strategy and our operating plan going forward.  This new credit facility also is an important step in our efforts to optimize the Company’s balance sheet and achieve an appropriate level of return for our stockholders.”

Insituform Technologies, Inc. is a global leader in infrastructure protection. Insituform provides proprietary technologies and services for the corrosion protection of industrial pipelines and for rehabilitating and strengthening sewer, water, energy and mining piping systems, buildings, bridges and tunnels and waterfront structures. More information about the Company can be found on its internet site at www.insituform.com.

Insituform® and the Insituform® logo are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

For more information, contact:
David A. Martin
Senior Vice President and Chief Financial Officer
636-530-8000